UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Rule 14a-101)

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           Definitive Proxy Statement

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           Soliciting Material Pursuant to §240.14a-12

NEXCEN BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 23, 2010

Dear NexCen Shareholder:

We have previously sent to you proxy material for the special meeting of shareholders of NexCen Brands, Inc., to be held on July 29, 2010, at which you are being asked to consider the proposed asset sale, plan of dissolution and related proposals.  Your Board of Directors unanimously recommends that shareholders vote FOR all items on the agenda.

We urge you to vote for the asset sale and the other proposals today.  If the asset sale is not completed, we anticipate that the Company will breach certain covenants of its credit facility during the remainder of 2010 and will be unable to make a required principal payment in July 2011.  These defaults could result in the lender having the right to accelerate principal payment obligations and foreclose on virtually all of NexCen’s assets.  If this were to happen, there is a substantial risk that you will not receive any value for your NexCen shares.

Additionally, because approval of the proposals require the affirmative vote of the holders of a majority of the outstanding shares of common stock, your vote is important, no matter how many or how few shares you own.  The failure to vote will have the same effect as a vote against the asset sale.  To ensure that your shares are represented at the special meeting, please vote TODAY by telephone, via the Internet, or by signing and returning the enclosed proxy card in the envelope provided.

Very truly yours,

The Board of Directors

REMEMBER:
You can vote your shares by telephone, Internet or mail.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
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